For more information contact: Investor Relations Markel Corporation investorrelations@markel.com

FOR IMMEDIATE RELEASE
MARK M. BESCA JOINS MARKEL’S BOARD OF DIRECTORS
Richmond, VA, November 18, 2020 --- Markel Corporation (NYSE: MKL) announced today the appointment of Mark M. Besca to its board of directors, effective November 18, 2020. Besca serves as a consultant to EY (formerly Ernst & Young, LLP) having retired from EY in June 2020 after a 42-year career with the multinational professional services firm.
“Mark brings a broad array of skills and expertise to our Board from his many years of advising major corporations across a number of industries,” said Steve Markel, chairman of the board at Markel. “We’re excited to have him joining our board and look forward to his insights and contributions.”
Besca will be a member of the board’s Audit Committee.
Besca served as the leader of EY’s Long-Term Value and Stakeholder Capitalism initiative from 2018 until his retirement. From 2012 to 2018, he served as Managing Partner of EY’s New York office. From 2009 to 2011, he served as Northeast Managing Partner of the Assurance and Advisory Business. In addition, from 1992 until his retirement, Besca served as lead and senior advisory audit partner of Fortune 500 companies in the Media and Entertainment, Consumer Products and Airline industries.
He has held several civic positions, including Chairman of the Pace University Board of Trustees and Fellow of the David Rockefeller – New York City Partnership.
About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.